Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-255390) of Melco Resorts & Entertainment Limited,

2.	Registration Statement (Form S-8 No. 333-185477) pertaining to the 2011 Share Incentive Plan of Melco Resorts & Entertainment Limited, and

3.	Registration Statement (Form S-8 No. 333-261554) pertaining to the 2021 Share Incentive Plan of Melco Resorts & Entertainment Limited;

of our report dated March 31, 2022, with respect to the consolidated financial statements of Melco Resorts & Entertainment Limited as of December 31, 2021 and for the years ended December 31, 2021 and 2020, included in this Annual Report (Form 20-F) of Melco Resorts & Entertainment Limited for the year ended December 31, 2022.

/s/ Ernst & Young
Hong Kong, The People’s Republic of China
March 31, 2023